Exhibit 99.2

NEWS

Contact:	Media: Brenda Hines 1.313.594.1099 bhines1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FORD MOTOR CREDIT COMPANY ANNOUNCES LAUNCH OF CASH TENDER OFFERS AS PART OF FORD MOTOR COMPANY’S DEBT RESTRUCTURING PLAN

•	Ford Motor Credit Company commences $1.3 billion cash tender offer for Ford Motor Company unsecured, non-convertible debt securities

•	Ford Credit commences $500 million cash tender offer for Ford’s senior secured term loan debt

DEARBORN, Mich., Mar. 4, 2009 – Ford Motor Credit Company announced today that its Board of Directors and the Board of Directors of Ford Motor Company (NYSE: F) have approved a plan to restructure Ford’s debt through a combination of a conversion offer by Ford and tender offers by Ford Credit.

As part of this debt restructuring plan, Ford Credit has commenced a $1.3 billion cash tender offer to purchase Ford’s unsecured, nonconvertible debt securities (the “Notes”), of which approximately $8.9 billion aggregate principal amount is outstanding as set forth in detail in the table below.  Ford Credit also has commenced a separate $500 million cash tender offer to purchase Ford’s senior secured term loan debt (the “Term Loan Debt”), of which $6.9 billion aggregate principal amount is outstanding, under Ford’s secured Credit Agreement (the “Credit Agreement”) dated December 15, 2006.  No debt securities of Ford Credit are included in these tender offers.

“The tender offers we are announcing today will play a key role in supporting Ford's plan to create a healthy, profitable enterprise,” said Ford Credit Chairman and CEO Mike Bannister. “It is in Ford Credit’s best interest to advance Ford’s long-term financial stability as it will strengthen our ability to profitably support the sale of Ford products.”

Any Notes acquired by Ford Credit will be retired in settlement of existing intercompany tax liabilities to Ford or in distributions to Ford.  Any Term Loan Debt acquired by Ford Credit is expected to be distributed to its parent, Ford Holdings LLC, and forgiven.  These payments and distributions by Ford Credit are consistent with its previously announced plans to return capital to Ford.

Notes Cash Tender Offer
Ford Credit is offering to purchase the Notes (the “Notes Tender Offer”) on terms and conditions that are set forth in an offer to purchase dated March 4, 2009 (the “Notes Offer to Purchase”) and the related letter of transmittal (the “Notes Letter of Transmittal”), both of which are being sent to holders of the Notes.

Ford Credit is offering to purchase the Notes set forth in the table below for an aggregate purchase price of up to $1.3 billion (the “Maximum Notes Tender Amount”).  If the aggregate purchase price for Notes that are validly tendered exceeds the Maximum Notes Tender Amount, Ford Credit will accept for payment only the aggregate principal amount of Notes that does not result in an aggregate purchase price above the Maximum Notes Tender Amount, and the Notes will be purchased in accordance with the Acceptance Priority Level (in numerical priority order) as set forth in the table below (the “Acceptance Priority Level”).

All Notes tendered having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted.  If there are sufficient remaining funds to purchase some, but not all, of the Notes of an applicable Acceptance Priority Level, the amount of Notes purchased in that priority level will be prorated based on the aggregate principal amount tendered with respect to the applicable Acceptance Priority Level.  In that event, Notes of any other series with a lower Acceptance Priority Level than the prorated series of Notes will not be accepted for purchase.

The “Notes Tender Offer Consideration” for each $25.00 face amount of the 7.50% Notes due June 10, 2043, each $1,000 face amount of the 7.45% GLOBLS due July 16, 2031, 6 5/8%

Debentures due October 1, 2028, 6 3/8% Debentures due February 1, 2029, 8.900% Debentures due January 15, 2032, and 9.980% Debentures due February 15, 2047 and each $5,000 face amount of each other series of the Notes set forth in the table below tendered and accepted for purchase pursuant to the Notes Tender Offer will be the applicable tender offer consideration for each series of Notes set forth in the table below.  The “Notes Total Consideration” includes the Notes Tender Offer Consideration plus the early tender premium for each series of Notes set forth in the table below (the “Notes Early Tender Premium” and, together with the Notes Tender Offer Consideration, the “Notes Total Consideration”).

Holders of Notes must tender their Notes before 5:00 p.m., New York City time, on Thursday, March 19, 2009, unless extended (such date and time, as the same may be extended, the “Notes Early Tender Time”) to be eligible to receive the Notes Total Consideration.  Holders who tender their Notes after the Notes Early Tender Time will be eligible to receive only the Notes Tender Offer Consideration.

The Notes Tender Offer will expire at 9:00 a.m., New York City time, on Friday, April 3, 2009, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”).  Notes tendered pursuant to the offer may not be withdrawn, unless otherwise required by law.

The complete terms and conditions of the Notes Tender Offer are set forth in the Notes Offer to Purchase and the Notes Letter of Transmittal that are being sent to holders of the Notes.  Holders are urged to read the Notes Tender Offer documents carefully when they become available. Copies of the Notes Offer to Purchase and Notes Letter of Transmittal may be obtained from the Information Agent for the Notes Tender Offer, Global Bondholder Services Corporation, by calling (866) 470-4300.

Consummation of the Notes Tender Offer is subject to, and conditioned upon the satisfaction or, where applicable, waiver of certain conditions set forth in the Notes Offer to Purchase.  Ford Credit may amend, extend, or terminate the Notes Tender Offer at any time.

Cash Tender Offer for Senior Secured Term Loan Debt
Ford Credit also has commenced a $500 million cash tender offer (the “Term Loan Offer”) to purchase Ford’s Term Loan Debt.  The Term Loan Offer will be conducted on a “Dutch auction” basis whereby term loan lenders will be invited to submit bids to sell their Term Loan Debt within a price range of not less than 38% of par, nor greater than 47% of par.  Term loan lenders will receive the lowest price within the range (the “Clearing Price”) at which Ford Credit can complete the Term Loan Offer for $500 million.  If the aggregate purchase price for Term Loan Debt tendered exceeds $500 million, Ford Credit will (i) purchase at the Clearing Price all Term Loan Debt tendered at a price below the Clearing Price and (ii) purchase Term Loan Debt tendered at the Clearing Price on a pro-rated basis.

Consummation of the Term Loan Offer is subject to, and conditioned upon the satisfaction or, where applicable, waiver of certain conditions set forth in the offer to purchase.

If the amount of Notes and Term Loan Debt tendered results in a payment by Ford Credit of less than $1.8 billion aggregate consideration, Ford Credit may apply such remaining cash to the repurchase of other debt of Ford through tender offers, exchange offers, privately negotiated transactions, open market purchases or otherwise, or may distribute such cash to Ford for such purpose, subject to any applicable restrictions.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 213,000 employees and about 90 plants worldwide, the company’s brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

About Ford Motor Credit Company
Ford Motor Credit Company LLC is one of the world’s largest automotive finance companies and has supported the sale of Ford Motor Company products since 1959.  It is an indirect, wholly owned subsidiary of Ford.  It provides automotive financing for Ford, Lincoln, Mercury and Volvo dealers and customers.  More information can be found at www.fordcredit.com and at Ford Motor Credit’s investor center, www.fordcredit.com/investorcenter.

Safe Harbor and Other Required Disclosure
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by the managements of Ford and Ford Credit and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A—Risk Factors” and “Item 7 —Management’s Discussion and Analysis of Financial Condition and Results of Operations —Risk Factors” of Ford's and Ford Credit’s Annual Reports on Form 10-K for the year ended December 31, 2008.  Readers are encouraged to read Ford's and Ford Credit’s filings with the Securities and Exchange Commission to learn more about the risk factors associated with Ford's and Ford Credit’s businesses.

Ford and Ford Credit cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release is for informational purposes only and is not an offer to purchase with respect to any securities.  The Notes Tender Offer is being made only by the applicable Notes Offer to Purchase dated March 4, 2009 and the related Notes Letter of Transmittal.  Investors can get such documents and other filed documents for free by contacting the dealer managers or information agent described below (respectively, the “Dealer Managers” and the “Information Agent”).  The Term Loan Offer is being made only by an applicable offer to purchase, which will be made available to term loan lenders under Ford’s Credit Agreement through posting to the IntraLinks system.

The Notes Tender Offer is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.  In any jurisdiction where the laws require tender offers to be made by a licensed broker or dealer, the Notes Tender Offer will be deemed to be made on behalf of Ford Credit by the Dealer Managers, or one or more registered broker dealers under the laws of such jurisdiction.

Goldman, Sachs & Co., Blackstone Advisory Services L.P. (“Blackstone”), Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J. P. Morgan Securities Inc., are serving as Dealer Managers in connection with the Notes Tender Offer.  Global Bondholder Services Corporation is serving as Depositary Agent and Information Agent in connection with the Notes Tender Offer.  Persons with questions regarding the Notes Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-4692 (collect) and Blackstone at 212-583-5400 (collect).  Requests for copies of the Notes Offer to Purchase, or the Notes Letter of Transmittal, may be directed to Global Bondholder Services Corporation at (866) 470-4300 (toll free) or (212) 430-3774 (collect for banks and brokers).  Copies of the relevant Notes Tender Offer documents are also available on Ford’s investor relations web site at: www.shareholder.ford.com.

Blackstone, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., and J. P. Morgan Securities Inc. are serving as Auction Agents in connection with the Term Loan Offer.

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TABLE OF FORD NOTES

						Dollar per Face Amount			Percentage of Face Amount
Issuer	Title of Security(1)	CUSIP Numbers	Acceptance Priority Level	Face Amount	Aggregate Principal Amount Outstanding(2)	Tender Offer Consideration	Early Tender Premium	Total Consideration	Tender Offer Consideration	Early Tender Premium	Total Consideration

Ford Motor Company(3)	9.50% Guaranteed Debentures due June 1, 2010	345220AB3	1	$5,000	$490,000,000	$2,600.00	$150.00	$2,750.00	52.00%	3.00%	55.00%
Ford Motor Company	7.45% GLOBLS due July 16, 2031	345370CA6	2	$1,000	$3,698,500,000	$270.00	$30.00	$300.00	27.00%	3.00%	30.00%
Ford Motor Company	6 1/2% Debentures due August 1, 2018	345370BX7	3	$5,000	$481,550,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	8 7/8% Debentures due January 15, 2022	345370BJ8	3	$5,000	$177,972,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	7 1/8% Debentures due November 15, 2025	345370BN9	3	$5,000	$295,000,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	7 1/2% Debentures due August 1, 2026	345370BP4	3	$5,000	$250,000,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	6 5/8% Debentures due February 15, 2028	345370BT6	3	$5,000	$124,343,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	6 5/8% Debentures due October 1, 2028	345370BY5	3	$1,000	$741,292,000	$270.00	$30.00	$300.00	27.00%	3.00%	30.00%
Ford Motor Company	6 3/8% Debentures due February 1, 2029	345370BZ2	3	$1,000	$431,667,000	$270.00	$30.00	$300.00	27.00%	3.00%	30.00%
Ford Motor Company	8.900% Debentures due January 15, 2032	345370BV1	3	$1,000	$383,218,000	$270.00	$30.00	$300.00	27.00%	3.00%	30.00%
Ford Motor Company	9.95% Debentures due February 15, 2032	345370BH2	3	$5,000	$11,248,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	7.50% Notes due June 10, 2043	345370852	3	$25.00	$690,000,000	$6.75	$0.75	$7.50	27.00%	3.00%	30.00%
Ford Motor Company	7.75% Debentures due June 15, 2043	345370BM1	3	$5,000	$149,539,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	7.40% Debentures due November 1, 2046	345370BR0	3	$5,000	$438,100,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%
Ford Motor Company	9.980% Debentures due February 15, 2047	345370BW9	3	$1,000	$208,106,000	$270.00	$30.00	$300.00	27.00%	3.00%	30.00%
Ford Motor Company	7.70% Debentures due May 15, 2097	345370BS8	3	$5,000	$339,025,000	$1,350.00	$150.00	$1,500.00	27.00%	3.00%	30.00%

(1)
The 7.50% Notes due June 10, 2043 are listed on the New York Stock Exchange under the symbol F-A. The 7.45% GLOBLS due July 16, 2031, 6 5/8% Debentures due October 1, 2028 and 6 3/8% Debentures due February 1, 2029 are listed on the Luxembourg Exchange and on the Singapore Exchange. The remaining series of Securities are not listed on any securities exchange.

(2)	As of February 28, 2009.
(3)
The 9.50% Guaranteed Debentures due June 1, 2010 were originally issued by Ford Capital B.V. and unconditionally guaranteed as to payment of principal and interest by Ford Motor Company.  Ford Motor Company subsequently assumed all of Ford Capital B.V.’s rights and obligations with respect to the Debentures on December 31, 2001.